Exhibit 99.1

Leap Therapeutics to Present Positive New Data from the DisTinGuish Study of DKN-01 Plus Tislelizumab at the ASCO GI Cancers Symposium

-     DKN-01 plus tislelizumab demonstrated encouraging clinical activity in both first- and second-line advanced gastric or gastroesophageal junction cancer patients

-     10.7 months PFS in overall first-line population; higher 11.9 months PFS in DKK1-high patients

-     Company to host conference call on Friday, January 21, 2022 at 1:00 p.m. ET

Cambridge, MA – January 18, 2022 – Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today announced the Company will be presenting updated data from the DisTinGuish study, a Phase 2a clinical trial evaluating Leap's anti-Dickkopf-1 (DKK1) antibody, DKN-01, in combination with tislelizumab, BeiGene's anti-PD-1 antibody, in patients with gastric or gastroesophageal junction cancer (G/GEJ), at the American Society of Clinical Oncology (ASCO) Gastrointestinal (GI) Cancers Symposium being held on January 20-22, 2022.

The Company will host a conference call with Dr. Samuel Klempner of Harvard Medical School and Massachusetts General Hospital on Friday, January 21, 2022 to discuss results from the study.

The latest results from Part A of the DisTinGuish study will be presented, representing first-line advanced G/GEJ patients treated with DKN-01 in combination with tislelizumab and chemotherapy. New data demonstrate compelling efficacy from this combination regimen, driven by enhanced clinical responses and survival benefit associated with high tumoral DKK1 expression that is independent of PD-L1 expression. Also to be presented are initial findings from the still-enrolling Part B of the clinical trial, studying DKN-01 and tislelizumab in second-line advanced G/GEJ patients with high tumoral DKK1 expression, showing the treatment is well tolerated with encouraging objective responses observed.

“The combination of DKN-01 with tislelizumab continues to demonstrate encouraging results in patients with gastric and gastroesophageal junction cancer, especially those in the DKK1-high subpopulation,” said Samuel Klempner, MD, Associate Professor at Harvard Medical School who leads the gastric and esophageal cancer program at Massachusetts General Hospital Cancer Center and is a principal investigator on the DisTinGuish study. “The updated front-line results are encouraging in a difficult to treat cohort of primarily PD-L1 low patients, who are less likely to benefit from anti-PD-1 therapy. Together with encouraging initial findings from Part B, where DKN-01 and tislelizumab are used as a chemo-free second-line treatment of DKK1 high-expressing tumors, these results continue to support the therapeutic potential of DKN-01 and warrant exploration in a randomized clinical trial in first-line gastric and gastroesophageal junction patients.”

About the DisTinGuish Study

The DisTinGuish study (NCT04363801) is a Phase 2a study of DKN-01 in combination with tislelizumab, an anti-PD-1 antibody, with or without chemotherapy as first-line or second-line therapy in patients with inoperable, locally advanced, G/GEJ adenocarcinoma. The study is being conducted in two parts in the United States and the Republic of Korea. Enrollment of Part A has been completed with 25 first-line HER2- G/GEJ cancer patients whose tumors express either high levels of DKK1 (DKK1-high) or low levels of DKK1 (DKK1-low). Part B of the study has enrolled 30 patients with second-line DKK1-high G/GEJ cancer and will continue to enroll up to 48 patients. Leap is conducting this combination study as part of an exclusive option and license agreement with BeiGene for the development of DKN-01 in Asia (excluding Japan), Australia, and New Zealand.

First-Line Part A Key Findings

•	Overall preliminary median progression-free survival (PFS) was 10.7 months
o	PFS was longer in DKK1-high patients at 11.9 months, compared to 10.7 months in DKK1-low patients
•	Preliminary median duration of response (DoR) was 10.7 months in DKK1-high patients, compared to 7.9 months in DKK1-low patients
•	Median overall survival has not been reached
•	Among patients who received a full first cycle of DKN-01 (modified intent to treat, n=22), the objective response rate (ORR) was 68%, including one complete response (CR) and 14 partial responses (PR)
o	90% ORR in DKK1-high patients (n=10)
o	56% ORR in DKK1-low patients (n=9)
•	Activity was independent of PD-L1 expression
o	79% ORR in PD-L1-low (vCPS < 5) and 67% ORR in PD-L1-high (vCPS > 5) patients
o	100% ORR in DKK1-high, PD-L1-low patients (n=6)
•	Combination was well tolerated, safety profile consistent with previous update and reflecting the underlying patient population

Second-Line Part B Key Findings

•	DKN-01 and tislelizumab administered in DKK1-high, PD-1 naïve patients was well tolerated at both 300mg and 600mg DKN-01 doses
•	Among evaluable patients who received a full first cycle of DKN-01 (response evaluable modified intent to treat, n=20), the objective response rate (ORR) was 25%, including 5 PRs and 4 stable disease (SD). One additional patient has had an irPR by iRECIST criteria.
•	PD-L1 expression is low overall in the study population and not correlated with DKK1 expression
•	The study is ongoing and enrolling in the 600mg DKN-01 cohort. Twelve patients were on study at the time of the data cut, four of whom had not yet had their first imaging assessment.

Leap Presentation Details:

Title: DKN-01 and Tislelizumab ± Chemotherapy as a First-Line (1L) and Second-Line (2L) Investigational Therapy in Advanced Gastroesophageal Adenocarcinoma (GEA): DisTinGuish Trial

Session Type: Poster Session

Presenter: Samuel J. Klempner, Harvard Medical School

Date and Time: Thursday, January 20, 2022 at 3:00 p.m. Eastern Time

Conference Call

Leap will host a conference call on Friday, January 21, 2022 at 1:00 p.m. Eastern Time to further discuss the data. In addition to Leap’s executive management team, Dr. Samuel Klempner of Harvard Medical School and Massachusetts General Hospital will be on the call. The call can be accessed by dialing (866) 589-0108 (U.S. and Canada) or (409) 231-2048 (international). The passcode for the conference call is 3323348. The presentation will be webcast live and may be accessed on the Investors page of the Company's website at https://investors.leaptx.com/, where a replay of the event will also be available for a limited time.

About DKN-01

DKN-01 is a humanized monoclonal antibody that binds to and blocks the activity of the Dickkopf-1 (DKK1) protein. DKK1 modulates the Wnt/Beta-catenin and PI3kinase/AKT signaling pathways and has an important role in promoting tumor proliferation, metastasis, angiogenesis, and in mediating an immune suppressive tumor microenvironment through enhancing the activity of myeloid-derived suppressor cells and downregulating NK cell ligands on tumor cells. The U.S. Food and Drug Administration has granted DKN-01 Orphan Drug Designation for the treatment of gastric and gastroesophageal junction cancer and Fast Track Designation in combination with tislelizumab for the treatment of patients with gastric and gastroesophageal junction adenocarcinoma whose tumors express high DKK1 protein, following disease progression on or after prior fluoropyrimidine- and platinum- containing chemotherapy and if appropriate, human epidermal receptor growth factor (HER2)/neu-targeted therapy.

About Leap Therapeutics

Leap Therapeutics (Nasdaq: LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap's most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein. DKN-01 is in clinical trials in patients with esophagogastric, gynecologic, and prostate cancers. Leap has entered into a strategic collaboration with BeiGene, Ltd. for the rights to develop DKN-01 in Asia (excluding Japan), Australia, and New Zealand. For more information about Leap Therapeutics, visit http://www.leaptx.com or view our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include Leap's expectations with respect to the development and advancement of DKN-01, including the initiation, timing and design of clinical studies, enrollment in clinical studies, and other future expectations, plans and prospects. Although Leap believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, but are not limited to: that the initiation, conduct, and completion of clinical trials, laboratory operations, manufacturing campaigns, and other studies may be delayed, adversely affected, or impacted by COVID-19 related issues; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; the size and growth potential of the markets for our drug product candidates; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially will be included in Leap Therapeutics' periodic filings with the SEC, including Leap's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 12, 2021 and as may be updated by Leap's Quarterly Reports on Form 10-Q and the other reports Leap files from time to time with the SEC. Any forward-looking statement contained in this release speaks only as of its date. Leap undertakes no obligation to update any forward-looking statement contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACT:

Douglas E. Onsi

President & Chief Executive Officer

Leap Therapeutics, Inc.

617-714-0360

donsi@leaptx.com

Matthew DeYoung

Investor Relations

Argot Partners

212-600-1902

leap@argotpartners.com